090201

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Ross Miller Secretary of State State of Nevada	20120110928-16
	Filing Date and Time 02/16/2012 12:30 PM
	Entity Number C14301-1994

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

ONE E-COMMERCE CORPORATION

2. The articles have been amended as follows: (provide article numbers, if available)

The articles have been amended by:

(a) striking out Article I and inserting in lieu thereof the following:

"1. The name of the Corporation is Islet Sciences, Inc."; and by

(b) striking out Article IV and inserting in lieu thereof the text set forth on Annex I attached hereto.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 55%

4. Effective date of filing: (optional) 2/23/12

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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Annex I
to The Certificate of Amendment
to The Articles of Incorporation
of One E-Commerce Corporation

"IV. (a) The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is ONE HUNDRED TEN MILLION SHARES, par value $0.001 per share, of which ONE HUNDRED MILLION shares shall be shares of common stock, par value of $.001 per share (hereinafter called "Common Stock") and TEN MILLION shares shall be shares of preferred stock, par value of $.001 per share (hereinafter called "Preferred Stock"). Each holder of the shares of Common Stock shall be entitled to one vote for each share of Common Stock held by them of record at the time duly set for determination of the holders thereof entitled to vote.

(b) The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of the Preferred Stock shall be as follows:

The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as stated and expressed in these Articles of Incorporation, or any amendment thereto, including (but without limiting the generality of the foregoing) the following:

(i) the designation of such series;

(ii) the dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of any class or classes of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

(v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms

and conditions of such conversion or exchange;

(vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of the directors or otherwise;

(vii) the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and the rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(c) Effective upon the "Effective Date" (as defined below), the outstanding shares of Common Stock of the Corporation shall be combined on the basis that forty five (45) of such shares of Common Stock shall become one (1) share of Common Stock without changing the par value of the shares of the Corporation (the "Reverse Stock Split"); provided that no fractional shares of the Corporation shall be issued in connection with the Reverse Stock Split and the number of shares to be received by a stockholder shall be rounded up to the nearest whole number of shares in the event that such stockholder would otherwise be entitled to receive a fractional share as a result of the Reverse Stock Split.

The "Effective Date" shall be the first date permitted or determined by the Financial Industry Regulatory Authority (FINRA) as the effective date of such Reverse Stock Split, subject to the prior filing and recording of this Amendment in the office of the Secretary of State of the State of Nevada."